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DOLLAR GENERAL FOURTH QUARTER 2008 SAME-STORE SALES INCREASE 9.4%;

 PLANS TO OPEN 450 NEW STORES IN 2009

GOODLETTSVILLE, Tenn. – February 10, 2009 – Dollar General Corporation today reported total sales of $2.85 billion for its fiscal fourth quarter ended January 30, 2009, an 11.2 percent increase from 2007 fourth quarter sales of $2.56 billion. Same-store sales for the quarter increased 9.4 percent. Sales in the quarter continued to benefit from strategic operating initiatives implemented during the year to increase both customer traffic and average ticket, while facing a difficult economic environment for the consumer. Sales of seasonal merchandise and other discretionary items were impacted by the weak economy as well as a shorter holiday selling season.

For the 2008 fiscal year, the Company reported total sales of $10.46 billion, an increase of 10.1 percent compared to sales of $9.50 billion for the 2007 fiscal year. Same-store sales for the year increased 9.0 percent.

During the fiscal year, the Company opened 207 new stores, relocated or remodeled 404 stores and closed 39 stores, ending the year with 8,362 neighborhood stores.

The Company intends to accelerate its new store openings with plans to open approximately 450 new stores and to remodel or relocate approximately 400 stores in 2009.

2008 Sales Results are Preliminary and Unaudited

The disclosures in this press release regarding fiscal 2008 sales and same-store sales are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fourth quarter and fiscal 2008 financial results currently anticipated to be in late March. The Company plans to file its 2008 Annual Report on Form 10-K on or before the due date of April 30, 2009. Until the filing of the 10-K, the sales numbers presented remain preliminary and unaudited.

Presentation at Upcoming Goldman Sachs Conference

This announcement is being made in anticipation of comments to be made by Rick Dreiling, Chairman and Chief Executive Officer, and John Feray, Senior Vice President, Finance and Strategy, in their presentation to the investment community at the Goldman Sachs Second Annual Consumer/Retail Leveraged Finance Conference on Thursday, February 12, 2009, beginning at approximately 8:30 a.m. EST. A Web cast of this presentation will be available live through the Company's Web site at www.dollargeneral.com under "Investor Information, Conference Calls and Investor Events." This Web cast will be available through Thursday, February 26, 2009.

Forward-Looking Statements

This press release contains forward-looking information regarding planned fiscal 2009 new store openings, remodels and relocations. Forward-looking statements involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008, its Quarterly Report on Form 10-Q for the quarter ended October 31, 2008 and other factors set forth in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with 8,362 neighborhood stores located in 35 states as of January 30, 2009. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering quality private label and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee.  Dollar General’s Web site can be reached at www.dollargeneral.com.

Fourth Quarter and Fiscal 2008 Sales

 Total sales, by category, for the fourth quarter were as follows:

	Quarter Ended		Quarter Ended
	January 30, 2009		February 1, 2008
	(13 Weeks)		(13 Weeks)		Increase (Decrease)
	$ (millions)	% of sales	$ (millions)	% of sales	$	%

Highly consumables	$1,907.5	67.0%	$1,615.5	63.1%	$292.0	18.1%
Seasonal	494.1	17.4	499.8	19.5	(5.7)	(1.1)
Home Products	231.4	8.1	243.6	9.5	(12.2)	(5.0)
Basic Clothing	212.8	7.5	200.7	7.8	12.2	6.1

	$2,845.8	100.0%	$2,559.6	100.0%	$286.3	11.2%

Total sales, by category, for the fiscal year were as follows:

	Quarter Ended		Quarter Ended
	January 30, 2009		February 1, 2008
	(13 Weeks)		(13 Weeks)		Increase (Decrease)
	$ (millions)	% of sales	$ (millions)	% of sales	$	%

Highly consumables	$7,248.4	69.3%	$6,316.8	66.5%	$931.6	14.7%
Seasonal	1,521.5	14.6	1,513.2	15.9	8.2	0.5
Home Products	862.2	8.2	869.8	9.2	(7.5)	(0.9)
Basic Clothing	825.6	7.9	795.4	8.4	30.2	3.8

	$10,457.7	100.0%	$9,495.2	100.0%	$962.4	10.1%

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